SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------
                                  SCHEDULE TO/A
                                (Amendment No. 3)
         Tender Offer Statement Pursuant to Section 14(d)(1) or 13(e)(1)
                     of the Securities Exchange Act of 1934
                             ----------------------
                           WENDY'S/ARBY'S GROUP, INC.
                       (Name of Subject Company (Issuer))
                             ----------------------
                              Trian Partners, L.P.
                        Trian Partners Master Fund, L.P.
                      Trian Partners Parallel Fund I, L.P.
                      Trian Partners Parallel Fund II, L.P.
                             Trian Partners GP, L.P.
                       Trian Partners General Partner, LLC
               Trian Partners Parallel Fund I General Partner, LLC
                    Trian Partners Parallel Fund II GP, L.P.
              Trian Partners Parallel Fund II General Partner, LLC
                           Trian Fund Management, L.P.
                          Trian Fund Management GP, LLC
                                  Nelson Peltz
                                  Peter W. May
                                Edward P. Garden
                      (Name of Filing Persons (Purchasers))
                             ----------------------
                 CLASS A COMMON STOCK, PAR VALUE $0.10 PER SHARE
                         (Title of Class of Securities)
                                    950587105
                      (CUSIP Number of Class of Securities)
                              Brian L. Schorr, Esq.
                               Chief Legal Officer
                           Trian Fund Management, L.P.
                                 280 Park Avenue
                            New York, New York 10017
                                 (212) 451-3000

                                    Copy to:
                              Dennis J. Block, Esq.
                             William P. Mills, Esq.
                        Cadwalader, Wickersham & Taft LLP
                           One World Financial Center
                               New York, NY 10281
                                 (212) 504-5555
            (Name, Address and Telephone Numbers of Person Authorized
       to Receive Notices and Communications on Behalf of Filing Persons)
                              ----------------------
                            Calculation of Filing Fee
     Transaction Valuation*                            Amount of Filing Fee
-------------------------------                   ------------------------------
          $166,000,000                                      $6,523.80

------------------
      *Estimated for purposes of calculating the amount of filing fee only. Transaction value derived by multiplying 40,000,000 shares of the subject company (number of shares sought) by $4.15 (the tender offer price per share).

|X| Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      Amount Previously Paid: $6,523.80
      Filing Party: Trian Partners Master Fund, L.P.
      Form or Registration Number: Schedule TO-T
      Date Filed: November 6, 2008
|_|Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.
Check the appropriate boxes below to designate any transactions to which the statement relates:
|X| third-party tender offer subject to Rule 14d-1.
|_| issuer tender offer subject to Rule 13e-4.
|_| going private transaction subject to Rule 13e-3.
|X| amendment to Schedule 13D under Rule 13d-2.
Check the following box if the filing is a final amendment reporting the results of the tender offer: |_|

  Combined Amendment No. 3 to Schedule TO and Amendment No. 33 to Schedule 13D

         This Amendment No. 3 to Schedule TO and Amendment No. 33 to Schedule 13D is being filed on behalf of Trian Partners, L.P., a Delaware limited partnership ("Trian Onshore"), Trian Partners Master Fund, L.P., a Cayman Islands limited partnership ("Trian Master Fund"), Trian Partners Parallel Fund I, L.P., a Delaware limited partnership ("Parallel Fund I"), Trian Partners Parallel Fund II, L.P., a Delaware limited partnership ("Parallel Fund II" and collectively with Trian Onshore, Trian Master Fund and Parallel Fund I, the "Purchaser"), Trian Partners GP, L.P., a Delaware limited partnership ("Trian GP"), Trian Partners General Partner, LLC, a Delaware limited liability company ("Trian GP LLC"), Trian Partners Parallel Fund I General Partner, LLC, a Delaware limited liability company ("Parallel Fund I GP"), Trian Partners Parallel Fund II GP, L.P., a Delaware limited partnership ("Parallel Fund II GP"), Trian Partners Parallel Fund II General Partner, LLC, a Delaware limited liability company ("Parallel Fund II LLC"), Trian Fund Management, L.P., a Delaware limited partnership ("Trian Management"), Trian Fund Management GP, LLC, a Delaware limited liability company ("Trian Management GP", and together with the foregoing, the "Trian Entities"), Nelson Peltz, a citizen of the United States of America, Peter W. May, a citizen of the United States of America, and Edward P. Garden, a citizen of the United States of America (the Trian Entities and Messrs. Peltz, May and Garden are sometimes hereinafter referred to collectively as the "Filing Persons"), relating to the offer by the Purchaser to purchase up to 40,000,000 shares of Class A Common Stock, par value $0.10 per share, (the "Shares"), of Wendy's/Arby's Group, Inc., a Delaware corporation ("Wendy's/Arby's"), at a price of $4.15 per Share, net to the seller in cash, without interest (subject to any required withholding of taxes), upon the terms and subject to the conditions set forth in the Offer to Purchase (the "Offer to Purchase"), dated November 6, 2008, and in the related Letter of Transmittal, copies of which are attached as Exhibits (a)(1)(A) and (a)(1)(B), respectively, to the Schedule TO and Amendment No. 30 to Schedule 13D filed by the Filing Persons with the Securities and Exchange Commission on November 6, 2008, as amended by Amendment No. 1 to Schedule TO and Amendment No. 31 to Schedule 13D and Amendment No. 2 to Schedule TO and Amendment No. 32 filed by the Filing Persons with the Securities and Exchange Commission on November 26, 2008 and December 5, 2008, respectively.

         As permitted by General Instruction G to Schedule TO, this Amendment No. 3 to Schedule TO also amends and supplements the Schedule 13D dated October 13, 1992 (the "Original Statement"), as amended and restated by Amendment No. 6 dated May 3, 1993, as amended by Amendment No. 7 dated February 14, 1996, as amended by Amendment No. 8 dated October 13, 1998, as amended by Amendment No. 9 dated March 12, 1999, as amended by Amendment No. 10 dated May 4, 1999, as amended by Amendment No. 11 dated November 12, 2002, as amended by Amendment No. 12 dated April 25, 2003, as amended by Amendment No. 13 dated July 1, 2003, as amended by Amendment No. 14 dated September 24, 2003, as amended by Amendment No. 15 dated December 4, 2003, as amended by Amendment No. 16 dated January 15, 2004, as amended by Amendment No. 17 dated April 20, 2004, as amended by Amendment No. 18 dated June 29, 2004, as amended by Amendment No. 19 dated July 23, 2004, as amended by Amendment No. 20 dated May 23, 2005, as amended by Amendment No. 21 dated January 6, 2006, as amended by Amendment No. 22 dated February 23, 2006, as amended by Amendment No. 23 dated December 26, 2006, as amended by Amendment No. 24 dated April 23, 2008, as amended by Amendment No. 25 dated September 16, 2008, as amended by Amendment No. 26 dated September 22, 2008, as amended by Amendment No. 27 dated September 24, 2008, as amended by Amendment No. 28 dated September 29, 2008, as amended by Amendment No. 29 dated October 8, 2008, as amended by Amendment No. 30 dated November 6, 2008, as amended by Amendment No. 31 dated November 25, 2008, and as amended by Amendment No. 32 dated December 5, 2008 (the Original Statement, as so amended shall be known as the "Statement"), with respect to the Class A Common Stock, par value $.10 per share, of Triarc Companies, Inc. ("Triarc") (through September 29, 2008, the date of the closing of the acquisition of Wendy's described in Item 4) and of the Company (as defined below) for periods commencing on or after September 30, 2008 (the "Class A Common Stock"), and, for periods prior to September 30, 2008, the Class B Common Stock, Series 1, par value $.10 per share, of Triarc (the "Class B Common Stock"), of Wendy's/Arby's Group, Inc. (formerly known as Triarc Companies, Inc., a Delaware corporation and successor by merger to Triarc Companies, Inc., an Ohio corporation formerly named DWG Corporation (the "Company")). Unless otherwise indicated, all capitalized terms used herein shall have the same meaning as set forth in the Statement.

                        Amendment No. 33 to Schedule 13D

----------- ----------------------------------------------------------------------------------------------- ----------
1           NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            NELSON PELTZ
----------- ----------------------------------------------------------------------------------------------- ----------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                 (a)  [_]
                                                                                                             (b)  [_]
----------- ----------------------------------------------------------------------------------------------- ----------
3           SEC USE ONLY
----------- ----------------------------------------------------------------------------------------------- ----------
4           SOURCE OF FUNDS

            Not applicable
----------- ----------------------------------------------------------------------------------------------- ----------
5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)               [_]
----------- ----------------------------------------------------------------------------------------------- ----------
6           CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------------------------------- -------- ------------------------------------------------------------ ----------
                                      7        SOLE VOTING POWER (See Item 5)
                                      -------- ------------------------------------------------------------ ----------
                                      8        SHARED VOTING POWER (See Item 5)
NUMBER OF SHARES BENEFICIALLY OWNED            51,659,612 (Class A Common Stock)
   BY EACH REPORTING PERSON WITH      -------- ------------------------------------------------------------ ----------
                                      9        SOLE DISPOSITIVE POWER (See Item 5)
                                               15,901,582 (Class A Common Stock)
                                      -------- ------------------------------------------------------------ ----------
                                      10       SHARED DISPOSITIVE POWER (See Item 5)
------------------------------------- -------- ------------------------------------------------------------ ----------
11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON (See Item 5)
            51,659,612 (Class A Common Stock)
----------- ----------------------------------------------------------------------------------------------- ----------
12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                 [_]
----------- ----------------------------------------------------------------------------------------------- ----------
13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            11.00% (Class A Common Stock)*
----------- ----------------------------------------------------------------------------------------------- ----------
14          TYPE OF REPORTING PERSON

            IN
----------- ----------------------------------------------------------------------------------------------- ----------

------------------
      * This percentage is calculated based upon 469,769,742 shares of Class A Common Stock outstanding as of October 31, 2008, as reported in Wendy's/Arby's Form 10-Q, filed on November 6, 2008.

----------- ----------------------------------------------------------------------------------------------- ----------
1           NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            PETER W. MAY
----------- ----------------------------------------------------------------------------------------------- ----------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                 (a)  [_]
                                                                                                             (b)  [_]
----------- ----------------------------------------------------------------------------------------------- ----------
3           SEC USE ONLY
----------- ----------------------------------------------------------------------------------------------- ----------
4           SOURCE OF FUNDS

            Not applicable
----------- ----------------------------------------------------------------------------------------------- ----------

5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)               [_]
----------- ----------------------------------------------------------------------------------------------- ----------
6           CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------------------------------- -------- ------------------------------------------------------------ ----------
                                      7        SOLE VOTING POWER (See Item 5)
                                      -------- ------------------------------------------------------------ ----------
                                      8        SHARED VOTING POWER (See Item 5)
NUMBER OF SHARES BENEFICIALLY OWNED            51,552,797 (Class A Common Stock)
   BY EACH REPORTING PERSON WITH      -------- ------------------------------------------------------------ ----------
                                      9        SOLE DISPOSITIVE POWER (See Item 5)
                                               8,220,114 (Class A Common Stock)
                                      -------- ------------------------------------------------------------ ----------
                                      10       SHARED DISPOSITIVE POWER (See Item 5)
----------- ----------------------------------------------------------------------------------------------- ----------
11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON (See Item 5)

            51,552,797 (Class A Common Stock)
----------- ----------------------------------------------------------------------------------------------- ----------
12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                 [_]
----------- ----------------------------------------------------------------------------------------------- ----------
13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            10.97% (Class A Common Stock)*
----------- ----------------------------------------------------------------------------------------------- ----------
14          TYPE OF REPORTING PERSON

            IN
----------- ----------------------------------------------------------------------------------------------- ----------

------------------
      * This percentage is calculated based upon 469,769,742 shares of Class A Common Stock outstanding as of October 31, 2008, as reported in Wendy's/Arby's Form 10-Q, filed on November 6, 2008.

----------- ----------------------------------------------------------------------------------------------- ----------
1           NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            EDWARD P. GARDEN
----------- ----------------------------------------------------------------------------------------------- ----------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                 (a)  [_]
                                                                                                             (b)  [_]
----------- ----------------------------------------------------------------------------------------------- ----------
3           SEC USE ONLY
----------- ----------------------------------------------------------------------------------------------- ----------
4           SOURCE OF FUNDS

            Not Applicable
----------- ----------------------------------------------------------------------------------------------- ----------
5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)               [_]
----------- ----------------------------------------------------------------------------------------------- ----------
6           CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------------------------------- -------- ------------------------------------------------------------ ----------
                                      7        SOLE VOTING POWER (See Item 5)
                                               196,425 (Class A Common Stock)
                                      -------- ------------------------------------------------------------ ----------
                                      8        SHARED VOTING POWER (See Item 5)
NUMBER OF SHARES BENEFICIALLY OWNED            27,227,751 (Class A Common Stock)
   BY EACH REPORTING PERSON WITH      -------- ------------------------------------------------------------ ----------
                                      9        SOLE DISPOSITIVE POWER (See Item 5)
                                               196,425 (Class A Common Stock)
                                      -------- ------------------------------------------------------------ ----------
                                      10       SHARED DISPOSITIVE POWER (See Item 5)
                                               27,227,751 (Class A Common Stock)
----------- ----------------------------------------------------------------------------------------------- ----------
11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON (See Item 5)

            27,424,176 (Class A Common Stock)
----------- ----------------------------------------------------------------------------------------------- ----------
12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                 [_]
----------- ----------------------------------------------------------------------------------------------- ----------
13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            5.84% (Class A Common Stock)*
----------- ----------------------------------------------------------------------------------------------- ----------
14          TYPE OF REPORTING PERSON

            IN
----------- ----------------------------------------------------------------------------------------------- ----------

------------------
      * This percentage is calculated based upon 469,769,742 shares of Class A Common Stock outstanding as of October 31, 2008, as reported in Wendy's/Arby's Form 10-Q, filed on November 6, 2008.

----------- ----------------------------------------------------------------------------------------------- ----------
1           NAME OF REPORTING PERSON

            Trian Fund Management, L.P.

            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            20-3454182
----------- ----------------------------------------------------------------------------------------------- ----------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                 (a)  [_]
                                                                                                             (b)  [_]
----------- ----------------------------------------------------------------------------------------------- ----------
3           SEC USE ONLY
----------- ----------------------------------------------------------------------------------------------- ----------
4           SOURCE OF FUNDS

            OO
----------- ----------------------------------------------------------------------------------------------- ----------
5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)               [_]
----------- ----------------------------------------------------------------------------------------------- ----------
6           CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
------------------------------------- -------- ------------------------------------------------------------ ----------
                                      7        SOLE VOTING POWER (See Item 5)
                                               0
                                      -------- ------------------------------------------------------------ ----------
                                      8        SHARED VOTING POWER (See Item 5)
NUMBER OF SHARES BENEFICIALLY OWNED            27,227,751 (Class A Common Stock)
   BY EACH REPORTING PERSON WITH      -------- ------------------------------------------------------------ ----------
                                      9        SOLE DISPOSITIVE POWER (See Item 5)
                                               0
                                      -------- ------------------------------------------------------------ ----------
                                      10       SHARED DISPOSITIVE POWER (See Item 5)

                                               27,227,751 (Class A Common Stock)
----------- ----------------------------------------------------------------------------------------------- ----------
11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON (See Item 5)

            27,227,751 (Class A Common Stock)
----------- ----------------------------------------------------------------------------------------------- ----------
12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                 [_]
----------- ----------------------------------------------------------------------------------------------- ----------
13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            5.80% (Class A Common Stock)*
----------- ----------------------------------------------------------------------------------------------- ----------
14          TYPE OF REPORTING PERSON

            PN
----------- ----------------------------------------------------------------------------------------------- ----------

------------------
      * This percentage is calculated based upon 469,769,742 shares of Class A Common Stock outstanding as of October 31, 2008, as reported in Wendy's/Arby's Form 10-Q, filed on November 6, 2008.

----------- ----------------------------------------------------------------------------------------------- ----------
1           NAME OF REPORTING PERSON

            Trian Fund Management GP, LLC

            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            20-3454087
----------- ----------------------------------------------------------------------------------------------- ----------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                 (a)  [_]
                                                                                                             (b)  [_]
----------- ----------------------------------------------------------------------------------------------- ----------
3           SEC USE ONLY
----------- ----------------------------------------------------------------------------------------------- ----------
4           SOURCE OF FUNDS

            OO
----------- ----------------------------------------------------------------------------------------------- ----------
5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)               [_]
----------- ----------------------------------------------------------------------------------------------- ----------
6           CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
------------------------------------- -------- ------------------------------------------------------------ ----------
                                      7        SOLE VOTING POWER (See Item 5)
                                               0
                                      -------- ------------------------------------------------------------ ----------
                                      8        SHARED VOTING POWER (See Item 5)
NUMBER OF SHARES BENEFICIALLY OWNED            27,227,751 (Class A Common Stock)
   BY EACH REPORTING PERSON WITH      -------- ------------------------------------------------------------ ----------
                                      9        SOLE DISPOSITIVE POWER (See Item 5)
                                               0
                                      -------- ------------------------------------------------------------ ----------
                                      10       SHARED DISPOSITIVE POWER (See Item 5)
                                               27,227,751 (Class A Common Stock)
----------- ----------------------------------------------------------------------------------------------- ----------
11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON (See Item 5)

            27,227,751 (Class A Common Stock)
----------- ----------------------------------------------------------------------------------------------- ----------
12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                 [_]
----------- ----------------------------------------------------------------------------------------------- ----------
13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            5.80% (Class A Common Stock)*
----------- ----------------------------------------------------------------------------------------------- ----------
14          TYPE OF REPORTING PERSON

            OO
----------- ----------------------------------------------------------------------------------------------- ----------

------------------
      * This percentage is calculated based upon 469,769,742 shares of Class A Common Stock outstanding as of October 31, 2008, as reported in Wendy's/Arby's Form 10-Q, filed on November 6, 2008.

----------- ----------------------------------------------------------------------------------------------- ----------
1           NAME OF REPORTING PERSON

            Trian Partners GP, L.P.

            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            20-3453775
----------- ----------------------------------------------------------------------------------------------- ----------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                 (a)  [_]
                                                                                                             (b)  [_]
----------- ----------------------------------------------------------------------------------------------- ----------
3           SEC USE ONLY
----------- ----------------------------------------------------------------------------------------------- ----------
4           SOURCE OF FUNDS

            OO
----------- ----------------------------------------------------------------------------------------------- ----------
5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)               [_]
----------- ----------------------------------------------------------------------------------------------- ----------
6           CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
------------------------------------- -------- ------------------------------------------------------------ ----------
                                      7        SOLE VOTING POWER (See Item 5)
                                               0
                                      -------- ------------------------------------------------------------ ----------
                                      8        SHARED VOTING POWER (See Item 5)
NUMBER OF SHARES BENEFICIALLY OWNED            27,227,751 (Class A Common Stock)
   BY EACH REPORTING PERSON WITH      -------- ------------------------------------------------------------ ----------
                                      9        SOLE DISPOSITIVE POWER (See Item 5)
                                               0
                                      -------- ------------------------------------------------------------ ----------
                                      10       SHARED DISPOSITIVE POWER (See Item 5)

                                               27,227,751 (Class A Common Stock)
----------- ----------------------------------------------------------------------------------------------- ----------
11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON (See Item 5)

            27,227,751 (Class A Common Stock)
----------- ----------------------------------------------------------------------------------------------- ----------
12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                 [_]
----------- ----------------------------------------------------------------------------------------------- ----------
13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            5.80% (Class A Common Stock)*
----------- ----------------------------------------------------------------------------------------------- ----------
14          TYPE OF REPORTING PERSON

            PN
----------- ----------------------------------------------------------------------------------------------- ----------

------------------
      * This percentage is calculated based upon 469,769,742 shares of Class A Common Stock outstanding as of October 31, 2008, as reported in Wendy's/Arby's Form 10-Q, filed on November 6, 2008.

----------- ----------------------------------------------------------------------------------------------- ----------
1           NAME OF REPORTING PERSON

            Trian Partners General Partner, LLC

            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            20-3453595
----------- ----------------------------------------------------------------------------------------------- ----------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                 (a)  [_]
                                                                                                             (b)  [_]
----------- ----------------------------------------------------------------------------------------------- ----------
3           SEC USE ONLY
----------- ----------------------------------------------------------------------------------------------- ----------
4           SOURCE OF FUNDS

            OO
----------- ----------------------------------------------------------------------------------------------- ----------
5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)               [_]
----------- ----------------------------------------------------------------------------------------------- ----------
6           CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
------------------------------------- -------- ------------------------------------------------------------ ----------
                                      7        SOLE VOTING POWER (See Item 5)
                                               0
                                      -------- ------------------------------------------------------------ ----------
                                      8        SHARED VOTING POWER (See Item 5)
NUMBER OF SHARES BENEFICIALLY OWNED            27,227,751 (Class A Common Stock)
   BY EACH REPORTING PERSON WITH      -------- ------------------------------------------------------------ ----------
                                      9        SOLE DISPOSITIVE POWER (See Item 5)
                                               0
                                      -------- ------------------------------------------------------------ ----------
                                      10       SHARED DISPOSITIVE POWER (See Item 5)
                                               27,227,751 (Class A Common Stock)
----------- ----------------------------------------------------------------------------------------------- ----------
11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON (See Item 5)

            27,227,751 (Class A Common Stock)
----------- ----------------------------------------------------------------------------------------------- ----------
12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                 [_]
----------- ----------------------------------------------------------------------------------------------- ----------
13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            5.80% (Class A Common Stock)*
----------- ----------------------------------------------------------------------------------------------- ----------
14          TYPE OF REPORTING PERSON

            OO
----------- ----------------------------------------------------------------------------------------------- ----------

------------------
      * This percentage is calculated based upon 469,769,742 shares of Class A Common Stock outstanding as of October 31, 2008, as reported in Wendy's/Arby's Form 10-Q, filed on November 6, 2008.

----------- ----------------------------------------------------------------------------------------------- ----------
1           NAME OF REPORTING PERSON

            Trian Partners, L.P.

            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            20-3453988
----------- ----------------------------------------------------------------------------------------------- ----------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                 (a)  [_]
                                                                                                             (b)  [_]
----------- ----------------------------------------------------------------------------------------------- ----------
3           SEC USE ONLY
----------- ----------------------------------------------------------------------------------------------- ----------
4           SOURCE OF FUNDS

            OO
----------- ----------------------------------------------------------------------------------------------- ----------
5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)               [_]
----------- ----------------------------------------------------------------------------------------------- ----------
6           CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
------------------------------------- -------- ------------------------------------------------------------ ----------
                                      7        SOLE VOTING POWER (See Item 5)
                                               0
                                      -------- ------------------------------------------------------------ ----------
                                      8        SHARED VOTING POWER (See Item 5)
NUMBER OF SHARES BENEFICIALLY OWNED            6,430,910 (Class A Common Stock)
   BY EACH REPORTING PERSON WITH      -------- ------------------------------------------------------------ ----------
                                      9        SOLE DISPOSITIVE POWER (See Item 5)
                                               0
                                      -------- ------------------------------------------------------------ ----------
                                      10       SHARED DISPOSITIVE POWER (See Item 5)
                                               6,430,910 (Class A Common Stock)
----------- ----------------------------------------------------------------------------------------------- ----------
11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON (See Item 5)

            6,430,910 (Class A Common Stock)
----------- ----------------------------------------------------------------------------------------------- ----------
12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                 [_]
----------- ----------------------------------------------------------------------------------------------- ----------
13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            1.37% (Class A Common Stock)*
----------- ----------------------------------------------------------------------------------------------- ----------
14          TYPE OF REPORTING PERSON

            PN
----------- ----------------------------------------------------------------------------------------------- ----------

------------------
      * This percentage is calculated based upon 469,769,742 shares of Class A Common Stock outstanding as of October 31, 2008, as reported in Wendy's/Arby's Form 10-Q, filed on November 6, 2008.

----------- ----------------------------------------------------------------------------------------------- ----------
1           NAME OF REPORTING PERSON

            Trian Partners Master Fund, L.P.

            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            98-0468601
----------- ----------------------------------------------------------------------------------------------- ----------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                 (a)  [_]
                                                                                                             (b)  [_]
----------- ----------------------------------------------------------------------------------------------- ----------
3           SEC USE ONLY
----------- ----------------------------------------------------------------------------------------------- ----------
4           SOURCE OF FUNDS

            OO
----------- ----------------------------------------------------------------------------------------------- ----------
5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)               [_]
----------- ----------------------------------------------------------------------------------------------- ----------
6           CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands
------------------------------------- -------- ------------------------------------------------------------ ----------
                                      7        SOLE VOTING POWER (See Item 5)
                                               0
                                      -------- ------------------------------------------------------------ ----------
                                      8        SHARED VOTING POWER (See Item 5)
NUMBER OF SHARES BENEFICIALLY OWNED            20,064,053 (Class A Common Stock)
   BY EACH REPORTING PERSON WITH      -------- ------------------------------------------------------------ ----------
                                      9        SOLE DISPOSITIVE POWER (See Item 5)
                                               0
                                      -------- ------------------------------------------------------------ ----------
                                      10       SHARED DISPOSITIVE POWER (See Item 5)
                                               20,064,053 (Class A Common Stock)
----------- ----------------------------------------------------------------------------------------------- ----------
11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON (See Item 5)

            20,064,053 (Class A Common Stock)
----------- ----------------------------------------------------------------------------------------------- ----------
12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                 [_]
----------- ----------------------------------------------------------------------------------------------- ----------
13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            4.27% (Class A Common Stock)*
----------- ----------------------------------------------------------------------------------------------- ----------
14          TYPE OF REPORTING PERSON

            PN
----------- ----------------------------------------------------------------------------------------------- ----------

------------------
      * This percentage is calculated based upon 469,769,742 shares of Class A Common Stock outstanding as of October 31, 2008, as reported in Wendy's/Arby's Form 10-Q, filed on November 6, 2008.

----------- ----------------------------------------------------------------------------------------------- ----------
1           NAME OF REPORTING PERSON

            Trian Partners Parallel Fund I, L.P.

            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            20-3694154
----------- ----------------------------------------------------------------------------------------------- ----------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                 (a)  [_]
                                                                                                             (b)  [_]
----------- ----------------------------------------------------------------------------------------------- ----------
3           SEC USE ONLY
----------- ----------------------------------------------------------------------------------------------- ----------
4           SOURCE OF FUNDS

            OO
----------- ----------------------------------------------------------------------------------------------- ----------
5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)               [_]
----------- ----------------------------------------------------------------------------------------------- ----------
6           CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
------------------------------------- -------- ------------------------------------------------------------ ----------
                                      7        SOLE VOTING POWER (See Item 5)
                                               0
                                      -------- ------------------------------------------------------------ ----------
                                      8        SHARED VOTING POWER (See Item 5)
NUMBER OF SHARES BENEFICIALLY OWNED            576,776 (Class A Common Stock)
   BY EACH REPORTING PERSON WITH      -------- ------------------------------------------------------------ ----------
                                      9        SOLE DISPOSITIVE POWER (See Item 5)
                                               0
                                      -------- ------------------------------------------------------------ ----------
                                      10       SHARED DISPOSITIVE POWER (See Item 5)
                                               576,776 (Class A Common Stock)
----------- ----------------------------------------------------------------------------------------------- ----------
11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON (See Item 5)

            576,776 (Class A Common Stock)
----------- ----------------------------------------------------------------------------------------------- ----------
12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                 [_]
----------- ----------------------------------------------------------------------------------------------- ----------
13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.12% (Class A Common Stock)*
----------- ----------------------------------------------------------------------------------------------- ----------
14          TYPE OF REPORTING PERSON

            PN
----------- ----------------------------------------------------------------------------------------------- ----------

------------------
      * This percentage is calculated based upon 469,769,742 shares of Class A Common Stock outstanding as of October 31, 2008, as reported in Wendy's/Arby's Form 10-Q, filed on November 6, 2008.

----------- ----------------------------------------------------------------------------------------------- ----------
1           NAME OF REPORTING PERSON

            Trian Partners Parallel Fund I General Partner, LLC

            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            20-3694293
----------- ----------------------------------------------------------------------------------------------- ----------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                 (a)  [_]
                                                                                                             (b)  [_]
----------- ----------------------------------------------------------------------------------------------- ----------
3           SEC USE ONLY
----------- ----------------------------------------------------------------------------------------------- ----------
4           SOURCE OF FUNDS

            OO
----------- ----------------------------------------------------------------------------------------------- ----------
5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)               [_]
----------- ----------------------------------------------------------------------------------------------- ----------
6           CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
------------------------------------- -------- ------------------------------------------------------------ ----------
                                      7        SOLE VOTING POWER (See Item 5)
                                               0
                                      -------- ------------------------------------------------------------ ----------
                                      8        SHARED VOTING POWER (See Item 5)
NUMBER OF SHARES BENEFICIALLY OWNED            576,776 (Class A Common Stock)
   BY EACH REPORTING PERSON WITH      -------- ------------------------------------------------------------ ----------
                                      9        SOLE DISPOSITIVE POWER (See Item 5)
                                               0
                                      -------- ------------------------------------------------------------ ----------
                                      10       SHARED DISPOSITIVE POWER (See Item 5)
                                               576,776 (Class A Common Stock)
----------- ----------------------------------------------------------------------------------------------- ----------
11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON (See Item 5)

            576,776 (Class A Common Stock)
----------- ----------------------------------------------------------------------------------------------- ----------
12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                 [_]
----------- ----------------------------------------------------------------------------------------------- ----------
13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.12% (Class A Common Stock)*
----------- ----------------------------------------------------------------------------------------------- ----------
14          TYPE OF REPORTING PERSON

            OO
----------- ----------------------------------------------------------------------------------------------- ----------

------------------
      * This percentage is calculated based upon 469,769,742 shares of Class A Common Stock outstanding as of October 31, 2008, as reported in Wendy's/Arby's Form 10-Q, filed on November 6, 2008.

----------- ----------------------------------------------------------------------------------------------- ----------
1           NAME OF REPORTING PERSON

            Trian Partners Parallel Fund II, L.P.

            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            87-0763105
----------- ----------------------------------------------------------------------------------------------- ----------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                 (a)  [_]
                                                                                                             (b)  [_]
----------- ----------------------------------------------------------------------------------------------- ----------
3           SEC USE ONLY
----------- ----------------------------------------------------------------------------------------------- ----------
4           SOURCE OF FUNDS

            OO
----------- ----------------------------------------------------------------------------------------------- ----------
5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)               [_]
----------- ----------------------------------------------------------------------------------------------- ----------
6           CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
------------------------------------- -------- ------------------------------------------------------------ ----------
                                      7        SOLE VOTING POWER (See Item 5)
                                               0
                                      -------- ------------------------------------------------------------ ----------
                                      8        SHARED VOTING POWER (See Item 5)
NUMBER OF SHARES BENEFICIALLY OWNED            130,691 (Class A Common Stock)
   BY EACH REPORTING PERSON WITH      -------- ------------------------------------------------------------ ----------
                                      9        SOLE DISPOSITIVE POWER (See Item 5)
                                               0
                                      -------- ------------------------------------------------------------ ----------
                                      10       SHARED DISPOSITIVE POWER (See Item 5)
                                               130,691 (Class A Common Stock)
----------- ----------------------------------------------------------------------------------------------- ----------
11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON (See Item 5)

            130,691 (Class A Common Stock)
----------- ----------------------------------------------------------------------------------------------- ----------
12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                 [_]
----------- ----------------------------------------------------------------------------------------------- ----------
13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.03% (Class A Common Stock)*
----------- ----------------------------------------------------------------------------------------------- ----------
14          TYPE OF REPORTING PERSON

            PN
----------- ----------------------------------------------------------------------------------------------- ----------

------------------
      * This percentage is calculated based upon 469,769,742 shares of Class A Common Stock outstanding as of October 31, 2008, as reported in Wendy's/Arby's Form 10-Q, filed on November 6, 2008.

----------- ----------------------------------------------------------------------------------------------- ----------
1           NAME OF REPORTING PERSON

            Trian Partners Parallel Fund II GP, L.P.

            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            87-0763102
----------- ----------------------------------------------------------------------------------------------- ----------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                 (a)  [_]
                                                                                                             (b)  [_]
----------- ----------------------------------------------------------------------------------------------- ----------
3           SEC USE ONLY
----------- ----------------------------------------------------------------------------------------------- ----------
4           SOURCE OF FUNDS

            OO
----------- ----------------------------------------------------------------------------------------------- ----------
5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)               [_]
----------- ----------------------------------------------------------------------------------------------- ----------
6           CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
------------------------------------- -------- ------------------------------------------------------------ ----------
                                      7        SOLE VOTING POWER (See Item 5)
                                               0
                                      -------- ------------------------------------------------------------ ----------
                                      8        SHARED VOTING POWER (See Item 5)
NUMBER OF SHARES BENEFICIALLY OWNED            130,691 (Class A Common Stock)
   BY EACH REPORTING PERSON WITH      -------- ------------------------------------------------------------ ----------
                                      9        SOLE DISPOSITIVE POWER (See Item 5)
                                               0
                                      -------- ------------------------------------------------------------ ----------
                                      10       SHARED DISPOSITIVE POWER (See Item 5)
                                               130,691 (Class A Common Stock)
----------- ----------------------------------------------------------------------------------------------- ----------
11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON (See Item 5)
            130,691 (Class A Common Stock)
----------- ----------------------------------------------------------------------------------------------- ----------
12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                 [_]
----------- ----------------------------------------------------------------------------------------------- ----------
13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            0.03% (Class A Common Stock)*
----------- ----------------------------------------------------------------------------------------------- ----------
14          TYPE OF REPORTING PERSON
            PN
----------- ----------------------------------------------------------------------------------------------- ----------

------------------
      * This percentage is calculated based upon 469,769,742 shares of Class A Common Stock outstanding as of October 31, 2008, as reported in Wendy's/Arby's Form 10-Q, filed on November 6, 2008.

----------- ----------------------------------------------------------------------------------------------- ----------
1           NAME OF REPORTING PERSON

            Trian Partners Parallel Fund II General Partner, LLC

            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            87-0763099
----------- ----------------------------------------------------------------------------------------------- ----------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                 (a)  [_]
                                                                                                             (b)  [_]
----------- ----------------------------------------------------------------------------------------------- ----------
3           SEC USE ONLY
----------- ----------------------------------------------------------------------------------------------- ----------
4           SOURCE OF FUNDS

            OO
----------- ----------------------------------------------------------------------------------------------- ----------
5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)               [_]
----------- ----------------------------------------------------------------------------------------------- ----------
6           CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
------------------------------------- -------- ------------------------------------------------------------ ----------
                                      7        SOLE VOTING POWER (See Item 5)
                                               0
                                      -------- ------------------------------------------------------------ ----------
                                      8        SHARED VOTING POWER (See Item 5)
NUMBER OF SHARES BENEFICIALLY OWNED            130,691 (Class A Common Stock)
   BY EACH REPORTING PERSON WITH      -------- ------------------------------------------------------------ ----------
                                      9        SOLE DISPOSITIVE POWER (See Item 5)
                                               0
                                      -------- ------------------------------------------------------------ ----------
                                      10       SHARED DISPOSITIVE POWER (See Item 5)
                                               130,691 (Class A Common Stock)
----------- ----------------------------------------------------------------------------------------------- ----------
11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON (See Item 5)

            130,691 (Class A Common Stock)
----------- ----------------------------------------------------------------------------------------------- ----------
12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                 [_]
----------- ----------------------------------------------------------------------------------------------- ----------
13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.03% (Class A Common Stock)*
----------- ----------------------------------------------------------------------------------------------- ----------
14          TYPE OF REPORTING PERSON

            OO
----------- ----------------------------------------------------------------------------------------------- ----------

------------------
      * This percentage is calculated based upon 469,769,742 shares of Class A Common Stock outstanding as of October 31, 2008, as reported in Wendy's/Arby's Form 10-Q, filed on November 6, 2008.

                         Amendment No. 3 to Schedule TO

         This Amendment No. 3 to Schedule TO (this "Amendment"), amends and supplements the Tender Offer Statement on Schedule TO originally filed with the Securities and Exchange Commission on November 6, 2008 (the "Original Schedule TO") as amended on November 26, 2008 and December 5, 2008 (the Original Schedule TO, as so amended, the "Schedule TO") by Trian Partners, L.P., Trian Partners Master Fund, L.P., Trian Partners Parallel Fund I, L.P. and Trian Partners Parallel Fund II, L.P. (collectively, the "Purchaser") relating to the tender offer by Purchaser for up to 40,000,000 shares of common stock, par value $0.10 per share (the "shares"), of Wendy's/Arby's Group, Inc., a Delaware corporation ("Wendy's/Arby's"), at a price of $4.15 per share, net to the seller in cash, without interest (subject to any required withholding of taxes), upon the terms and subject to the conditions set forth in the Offer to Purchase (the "Offer to Purchase"), dated November 6, 2008, as amended, and in the related Letter of Transmittal, copies of which are attached to the Original Schedule TO as Exhibits (a)(1)(A) and (a)(1)(B), respectively.

         Item 4.  Terms of the Transaction.
         Item 6.  Purposes of the Transaction and Plans or Proposals.
         Item 8.  Interest in Securities of the Subject Company.
         Item 11. Additional Information.

         Items 4, 6, 8 and 11 of the Schedule TO, which incorporate by reference the information contained in the Offer to Purchase and the related letter of transmittal, are hereby amended by adding the following at the end thereof:

         "On December 8, 2008, Trian Fund Management, L.P. issued a press release, attached hereto as Exhibit (a) (1) (K), announcing the preliminary results of the tender offer as of the expiration date, including the Purchaser's acquisition of an additional two percent of the outstanding shares of Wendy's/Arby's pursuant to the tender offer in accordance with the Purchaser's right to make such purchase without extending the tender offer in accordance with applicable securities laws. The information set forth in such press release is incorporated herein by reference.

         The Trian principals and Trian Funds currently intend to increase their investment in Wendy's/Arby's through the acquisition of additional common stock of Wendy's/Arby's. Future acquisitions of common stock of Wendy's/Arby's will depend, among other things, on market and economic conditions, the Trian principals and Trian Funds' overall investment strategies and capital availability and applicable regulatory and legal constraints, and there can be no assurance that the Trian principals and Trian Funds will acquire additional common stock of Wendy's/Arby's. The Trian principals and Trian Funds intend to review their investment in Wendy's/Arby's on a continuing basis. Depending on various factors, including, without limitation, Wendy's/Arby's financial position, results and strategic direction, price levels of the common stock of Wendy's/Arby's, conditions in the securities and credit markets and general economic and industry conditions, the Trian principals and Trian Funds may take such actions with respect to their investment in Wendy's/Arby's as they deem appropriate. Further, the Trian Funds and Trian principals may, from time to time, propose business strategies to Wendy's/Arby's. The Trian principals and Trian Funds reserve the right to change their current plans and intentions, which may include a decision not to acquire additional common stock of Wendy's/Arby's or to sell or distribute some or all of their Wendy's/Arby's common stock in the open market, in private transactions, or otherwise."

         Item 12.  Exhibits.

         Item 12 of the Schedule TO, which incorporates by reference the information contained in the Offer to Purchase and the related letter of transmittal, is hereby amended and supplemented by adding the following exhibit hereto:

         (a)(1)(K) Press Release issued December 8, 2008

                                   SIGNATURES

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: December 8, 2008

                                        TRIAN PARTNERS, L.P.

                                        By: Trian Partners GP, L.P., its general
                                            partner

                                        By: Trian Partners General Partner, LLC,
                                            its general partner


                                        By: /s/ Edward P. Garden
                                            ------------------------------------
                                            Name:   Edward P. Garden
                                            Title:  Member

                                        TRIAN PARTNERS MASTER FUND, L.P.

                                        By: Trian Partners GP, L.P., its general
                                            partner

                                        By: Trian Partners General Partner, LLC,
                                            its general partner


                                        By: /s/ Edward P. Garden
                                            ------------------------------------
                                            Name:   Edward P. Garden
                                            Title:  Member

                                        TRIAN PARTNERS PARALLEL FUND I, L.P.

                                        By: Trian Partners Parallel Fund I
                                            General Partner LLC, its general
                                            partner


                                        By: /s/ Edward P. Garden
                                            ------------------------------------
                                            Name:   Edward P. Garden
                                            Title:  Member

                                        TRIAN PARTNERS PARALLEL FUND II, L.P.

                                        By: Trian Partners Parallel Fund II GP,
                                            L.P., its general partner

                                        By: Trian Partners Parallel Fund II
                                            General Partner, LLC, its general
                                            partner


                                        By: /s/ Edward P. Garden
                                            ------------------------------------
                                            Name:   Edward P. Garden
                                            Title:  Member

                                        TRIAN PARTNERS GP, L.P.

                                        By: Trian Partners General Partner, LLC,
                                            its general partner


                                        By: /s/ Edward P. Garden
                                            ------------------------------------
                                            Name:   Edward P. Garden
                                            Title:  Member

                                        TRIAN PARTNERS GENERAL PARTNER, LLC

                                        By: /s/ Edward P. Garden
                                            ------------------------------------
                                            Name:   Edward P. Garden
                                            Title:  Member

                                        TRIAN PARTNERS PARALLEL FUND I GENERAL
                                        PARTNER, LLC

                                        By: /s/ Edward P. Garden
                                            ------------------------------------
                                            Name:   Edward P. Garden
                                            Title:  Member

                                        TRIAN PARTNERS PARALLEL FUND II GP, L.P.

                                        By: Trian Partners Parallel Fund II
                                            General Partner, LLC, its general
                                            partner


                                        By: /s/ Edward P. Garden
                                            ------------------------------------
                                            Name:  Edward P. Garden
                                            Title:  Member

                                        TRIAN PARTNERS PARALLEL FUND II GENERAL
                                        PARTNER, LLC

                                        By: /s/ Edward P. Garden
                                            ------------------------------------
                                            Name:  Edward P. Garden
                                            Title:  Member

                                        TRIAN FUND MANAGEMENT, L.P.

                                        By: Trian Fund Management GP, LLC, its
                                            general partner


                                        By: /s/ Edward P. Garden
                                            ------------------------------------
                                            Name:  Edward P. Garden
                                            Title:  Member

                                        TRIAN FUND MANAGEMENT GP, LLC

                                        By: /s/ Edward P. Garden
                                            ------------------------------------
                                            Name:  Edward P. Garden
                                            Title:  Member

                                            /s/ Nelson Peltz
                                            ------------------------------------
                                            Nelson Peltz

                                            /s/ Peter W. May
                                            ------------------------------------
                                            Peter W. May

                                            /s/ Edward P. Garden
                                            ------------------------------------
                                            Edward P. Garden

                                  EXHIBIT INDEX

Exhibit               Description
-------               -----------

(a)(1)(A)             Offer to Purchase, dated November 6, 2008.*

(a)(1)(B)             Letter of Transmittal.*

(a)(1)(C)             Notice of Guaranteed Delivery.*

(a)(1)(D) Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.*

(a)(1)(E) Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.*

(a)(1)(F) Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.*

(a)(1)(G)             Press Release issued November 6, 2008.*

(a)(1)(H)             Summary Advertisement.*

(a)(1)(I)             Website established by Information
                      Agent--http://www.innisfreema.com.*

(a)(1)(J)             Press Release issued December 5, 2008*

(a)(1)(K)             Press Release issued December 8, 2008

(b)                   Form of Prime Brokerage Agreement.*

(d)(1) Third Amended and Restated Credit Agreement, dated as of April 2, 2001, as amended, by and between Nelson Peltz and Claudia Peltz, and Bank of America, N.A., formerly known as NationsBank, N.A., incorporated herein by reference to
                      Exhibit 20 to Schedule 13D/A filed by Mr. Peltz and Mr. May with the Securities and Exchange Commission on February 23, 2006.*

(d)(2) Credit Agreement, dated as of January 18, 1996, as amended, by and between Peter W. May and Leni May, and NationsBank, N.A., now known as Bank of America, N.A., incorporated herein by reference to Exhibit 20 to Schedule 13D/A filed by Mr. Peltz and Mr. May with the Securities and Exchange Commission on February 23, 2006.*

(d)(3) Pledge and Security Agreement, dated July 23, 2004, as amended, made by Nelson Peltz, in favor of Bank of America, N.A., incorporated herein by reference to Exhibit 30 to Schedule 13D/A filed by Mr. Peltz and Mr. May with the Securities and Exchange Commission on February 23, 2006.*

(d)(4) Pledge and Security Agreement, dated April 2, 2003, as amended, made by Peter W. May, in favor of Bank of America, N.A., incorporated herein by reference to Exhibit 31 to Schedule 13D/A filed by Mr. Peltz and Mr. May with the Securities and Exchange Commission on July 23, 2004.*

(d)(5) Voting Agreement, dated July 23, 2004, by and between Nelson Peltz and Peter W. May, incorporated herein by reference to Exhibit 29 to Schedule 13D/A filed by Mr. Peltz and Mr. May with the Securities and Exchange Commission on July 23, 2004.*

(d)(6) Agreement, dated November 5, 2008 by and between Wendy's/Arby's Group, Inc. and Trian Partners, L.P., Trian Partners Master Fund, L.P., Trian Partners Parallel Fund I, L.P., Trian Partners Parallel Fund II, L.P., Trian Fund Management, L.P., Nelson Peltz, Peter W. May and Edward P. Garden.*

(g)                   Not Applicable.

(h)                   Not Applicable.

------------------------------

*  Previously Filed